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                                                                    Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
J. Crew Group, Inc.:

We consent to incorporation by reference in the previously filed registration statement on Form S-8 of J. Crew, Group Inc. 1997 Stock Option Plan of our report dated March 25, 2002, except as to note 6, which is as of April 17, 2002, relating to the consolidated balance sheets of J. Crew Group, Inc. and subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of operations, cash flows, and changes in stockholders' deficit for each of the years in the three-year period ended February 2, 2002 and the related schedule, which report appears in this February 2, 2002 annual report on Form 10-K of J. Crew Group, Inc.

KPMG LLP

New York, New York
April 18, 2002